Exhibit 99.1

Contact:	Jason B. Cagle
Chief Financial Officer
(972) 713-3500

UNITED SURGICAL PARTNERS INTERNATIONAL

ANNOUNCES FOURTH QUARTER AND YEAR-END 2013 RESULTS

Dallas, Texas (February 26, 2014) – United Surgical Partners International, Inc. (“USPI” or the “Company”) today announced results for the fourth quarter and year ended December 31, 2013.

Fourth Quarter Financial Results

For the quarter ended December 31, 2013, consolidated net revenues increased 7% to $164.9 million compared with $154.5 million in the prior year period. Operating income for the fourth quarter increased 18% to $81.9 million as compared with $69.2 million for the prior year period. EBITDA less noncontrolling interests increased 6% to $65.0 million in the fourth quarter of 2013 compared with $61.6 million for the prior year period.

Cash flows from operating activities for the fourth quarter of 2013 totaled $31.8 million compared with $50.5 million in the prior year period. The decrease is due to timing of distributions by the Company’s facilities and timing of income tax payments. During the fourth quarter of 2013, the Company and its consolidated subsidiaries invested $3.6 million in maintenance capital expenditures and an additional $0.6 million to develop new facilities and expand or invest in the infrastructure of existing facilities.

Full Year Financial Results

For the year ended December 31, 2013, consolidated net revenues increased 14% to $616.2 million compared with $540.2 million in the prior year period. Operating income for 2013 increased 8% to $263.8 million, as compared with $245.2 million for the prior year period. EBITDA less noncontrolling interests increased 7% to $217.3 million in 2013 compared with $204.1 million for 2012.

Cash flows from operating activities for the year ended December 31, 2013, totaled $159.9 million compared with $180.3 million for the prior year period. The decrease is due to increased interest expense after a refinancing completed in April 2012 and the timing of distributions by the Company’s facilities. During 2013, the Company and its consolidated subsidiaries invested $11.3 million in maintenance capital expenditures and an additional $11.1 million to develop new facilities and expand or invest in the infrastructure of existing facilities.

Systemwide Financial Results

Due to the Company’s partnerships with physicians and prominent healthcare systems, the Company does not consolidate the financial results of the majority of its facilities. While revenues of the Company’s unconsolidated facilities are not recorded as revenues by USPI, equity in earnings of unconsolidated affiliates is a significant portion of the Company’s overall earnings. To help analyze results of operations, management uses systemwide operating measures such as systemwide revenue growth, which include revenues of both consolidated and unconsolidated facilities. In addition to overall systemwide revenue growth, USPI calculates growth rates and operating margins for the facilities that were operational in both the current and prior year periods, a group the Company refers to as same-store or same-facility. This group also consists of both consolidated and unconsolidated facilities. At December 31, 2013, 149 of the 214 facilities the Company operated were not consolidated.

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United Surgical Partners Announces Fourth Quarter and Year-End 2013 Results

February 26, 2014

For the fourth quarter, the systemwide revenues of the facilities operated by the Company increased 4% year-over-year, split equally between same-facility and acquisition growth. For full year 2013, the systemwide revenues of the facilities operated by the Company increased 6% year-over-year, driven primarily by acquisitions. Same-facility systemwide net revenue increased 1% during the year.

Development Activity

During 2013, the Company acquired two facilities, opened one de novo facility and sold its interest in one facility. From a development perspective, the Company expects to have a more active year in 2014.

Conclusion

Commenting on the results, William H. Wilcox, USPI’s chief executive officer, said, “While we were pleased to return to organic volume growth in the fourth quarter, 2013 overall was a challenging year for USPI, as we made significant infrastructure and strategic investments during a period of disappointing organic growth and relatively slow acquisition activity. We remain optimistic about our long-term strategic position in each market, based on our partnerships with prominent health systems and physicians.”

The live broadcast of USPI’s fourth quarter conference call will begin at 10:00 a.m. Eastern Time on February 27, 2014. A 30-day online replay will be available approximately an hour following the conclusion of the live broadcast. A link to these events can be found on the Company’s website at www.uspi.com. Additional financial information pertaining to United Surgical Partners International may be found by visiting the Investor Relations section of the Company’s website.

USPI, headquartered in Dallas, Texas, currently has ownership interests in or operates 215 facilities, of which 148 are jointly owned with not-for-profit healthcare systems.

The above includes forward-looking statements based on current management expectations. Numerous factors exist that may cause results to differ from these expectations. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. These statements are subject to risks and uncertainties relating to the Company, including without limitation, (i) reduction in reimbursement from payors; (ii) the Company’s ability to attract physicians and retain qualified management and personnel; (iii) the Company’s significant leverage; (iv) geographic concentrations of certain of the Company’s operations; (v) risks associated with the Company’s acquisition and development strategies; (vi) the regulated nature of the healthcare industry; (vii) the highly competitive nature of the healthcare business; and (viii) those risks and uncertainties described from time to time in the Company’s filings with the Securities and Exchange Commission. Therefore, the Company’s actual results may differ materially. The Company undertakes no obligation to update any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

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United Surgical Partners Announces Fourth Quarter and Year-End 2013 Results

February 26, 2014

UNITED SURGICAL PARTNERS INTERNATIONAL, INC.

Unaudited Condensed Consolidated Statements of Income

(in thousands, except number of facilities)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Revenues	$164,878	$154,516	$616,231	$540,235
Equity in earnings of unconsolidated affiliates	31,761	30,185	95,520	96,393
Operating expenses:
Salaries, benefits and other employee costs	43,242	38,371	163,667	138,020
Medical services and supplies	28,318	24,663	101,149	83,546
Other operating expenses	23,733	24,248	99,425	87,173
General and administrative expenses	10,666	11,426	41,458	41,434
Provision for doubtful accounts	2,225	3,365	10,006	9,678
Net loss on deconsolidations, disposals and impairments	124	6,928	5,017	7,588
Depreciation and amortization	6,480	6,546	27,238	23,955

Total operating expenses	114,788	115,547	447,960	391,394

Operating income	81,851	69,154	263,791	245,234
Interest expense, net	(23,578)	(23,695)	(99,804)	(85,258)
Gain (loss) on early retirement of debt	—	531	(5,536)	(37,450)
Other, net	1	135	(2)	(613)

Income from continuing operations before income taxes	58,274	46,125	158,449	121,913
Income tax expense	(13,486)	(11,160)	(31,389)	(21,502)

Income from continuing operations	44,788	34,965	127,060	100,411
Discontinued operations, net of tax	—	(360)	—	3,073

Net income	44,788	34,605	127,060	103,484
Less: Net income attributable to noncontrolling interests	(23,443)	(21,028)	(78,782)	(72,693)

Net income attributable to USPI’s common stockholder	$21,345	$13,577	$48,278	$30,791

Supplemental Data:
Facilities operated at period end	214	213	214	213

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United Surgical Partners Announces Fourth Quarter and Year-End 2013 Results

February 26, 2014

UNITED SURGICAL PARTNERS INTERNATIONAL, INC.

Unaudited Condensed Consolidated Balance Sheets

(in thousands)

	Dec. 31, 2013	Dec. 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$78,741	$51,203
Available for sale securities	10,802	10,741
Accounts receivable, net of allowance for doubtful accounts of $10,236 and $9,904, respectively	51,608	50,108
Other receivables	24,191	14,611
Inventories of supplies	9,049	8,017
Deferred tax assets, net	22,333	20,687
Other	16,076	16,607

Total current assets	212,800	171,974
Property and equipment, net	132,474	126,526
Investments in unconsolidated affiliates	521,833	484,079
Goodwill and intangible assets, net	1,585,401	1,555,108
Other	28,176	23,062

Total assets	$2,480,684	$2,360,749

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$17,407	$14,981
Accrued expenses and other	278,876	241,512
Current portion of long-term debt	18,916	17,913

Total current liabilities	315,199	274,406
Long-term debt	1,454,692	1,461,621
Other liabilities	217,573	199,336

Total liabilities	1,987,464	1,935,363
Noncontrolling interests—redeemable	166,578	153,399
USPI stockholder’s equity	279,622	233,715
Noncontrolling interests—nonredeemable	47,020	38,272

Total equity	326,642	271,987

Total liabilities and equity	$2,480,684	$2,360,749

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United Surgical Partners Announces Fourth Quarter and Year-End 2013 Results

February 26, 2014

UNITED SURGICAL PARTNERS INTERNATIONAL, INC.

Key Operating Statistics

(in thousands, except for number of facilities, cases and percentages)

	Three Months Ended December 31,
	2013	2012	% Change
Systemwide same-facility statistics(1) (2):
Facility cases	253,329	248,292	2.0%
Net revenue/case	$2,390	$2,403	(0.5%)
Net revenue	$605,486	$596,571	1.5%
Facility operating income margin(3)	27.4%	29.1%	(170	)bps
Other:
Total consolidated facilities	65	64
EBITDA less noncontrolling interests(4)
GAAP operating income	$81,851	$69,154	18.4%
Depreciation and amortization	6,480	6,546
Net loss on deconsolidations, disposals and impairments	124	6,928

EBITDA	88,455	82,628
Net income attributable to noncontrolling interests	(23,443)	(21,028)

EBITDA less noncontrolling interests	$65,012	$61,600	5.5%

	Year Ended December 31,
	2013	2012	% Change
EBITDA less noncontrolling interests(4)
GAAP operating income	$263,791	$245,234	7.6%
Depreciation and amortization	27,238	23,955
Net loss on deconsolidations, disposals and impairments	5,017	7,588

EBITDA	296,046	276,777
Net income attributable to noncontrolling interests	(78,782)	(72,693)

EBITDA less noncontrolling interests	$217,264	$204,084	6.5%

(1)	Excludes de novo facilities in their first year of operations. Includes facilities accounted for under the equity method as well as consolidated facilities.
(2)	Statistics for acquired facilities are included in both periods.
(3)	Calculated as operating income divided by net revenue.
(4)	EBITDA and EBITDA less noncontrolling interests are not measures defined under generally accepted accounting principles (GAAP). The Company believes EBITDA and EBITDA less noncontrolling interests are important measures for purposes of allocating resources and assessing performance. EBITDA, which is computed by adding operating income, depreciation and amortization, and net loss on deconsolidations, disposals and impairments, is commonly used as an analytical indicator within the healthcare industry and also serves as a measure of leverage capacity and debt service ability. EBITDA less noncontrolling interests, which is computed by subtracting net income attributable to noncontrolling interests from EBITDA, adjusts both years’ EBITDA to reflect that the Company does not own 100% of each facility. EBITDA and EBITDA less noncontrolling interests should not be considered as measures of financial performance under GAAP, and the items excluded from EBITDA and EBITDA less noncontrolling interests are significant components in understanding and assessing financial performance. Because EBITDA and EBITDA less noncontrolling interests are not measurements determined in accordance with GAAP and are thus susceptible to varying calculation methods, EBITDA and EBITDA less noncontrolling interests as presented by United Surgical Partners International may not be comparable to similarly titled measures of other companies.

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